Registration No. 333-_____
                                       As filed with the Securities and Exchange
                                                      Commission on May 27, 1999

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                             Harris Financial, Inc.
             (Exact Name of Registrant as Specified in its Charter)

       Pennsylvania                                          23-2889833
(State of Incorporation)                     (IRS Employer identification No.)

                             235 North Second Street
                         Harrisburg, Pennsylvania 17101
                     (Address of Principal Executive Offices)



         Harris Financial, Inc. 1999 Stock Option Plan for Outside Directors
             Harris Financial, Inc. 1999 Incentive Stock Option Plan
                            (Full Title of the Plans)


                                   Copies to:
     Charles C. Pearson, Jr.                     Kenneth R. Lehman, Esquire
President and Chief Executive Officer             Edward A. Quint, Esquire
    Harris Financial, Inc.                  Luse Lehman Gorman Pomerenk & Schick
   235 North Second Street                       A Professional Corporation
 Harrisburg, Pennsylvania 17101                5335 Wisconsin Ave., N.W., #400
      (717) 236-4041                               Washington, D.C.  20015
                                                        (202) 274-2000
    (Name, Address and Telephone
     Number of Agent for Service)



     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. :

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
       Title of                                        Proposed               Proposed
      Securities                Amount                  Maximum               Maximum              Amount of
         to be                   to be              Offering Price           Aggregate            Registration
      Registered            Registered (1)             Per Share           Offering Price             Fee
--------------------------------------------------------------------------------------------------------------------

Options to Purchase
Common Stock
Common Stock, par
value $.01 per share   26,500 shares (2)                     $13.75 (3)         $364,375                $101

Common Stock, par
value $.01 per share   98,500 shares (4)                     $11.75 (3)         $1,157,375              $322

Common Stock, par
value $.01 per share   175,800 shares (5)                    $12.50 (3)         $2,197,500              $611

Common Stock, par
value $.01 per share   824,200 shares (6)                    $11.75 (3)         $9,684,350              $2,692

        Total:         1,125,000 shares (6)                                     $13,403,600             $3,726
                       ====================                                     ===========             ======

                                                  --------------
(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Harris Financial, Inc. 1999 Stock Option Plan for Outside Directors (the "Stock Option Plan"), and the Harris Financial, Inc. 1999 Incentive Stock Option Plan (the "Incentive Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of Harris Financial, Inc. pursuant to 17 C.F.R. ss. 230.416(a).
(2) Represents the number of shares currently reserved for issuance pursuant to options granted pursuant to the Stock Option Plan.
(3) Determined by the exercise price of the options pursuant to 17 C.F.R. ss. 230.457(h)(1).
(4) Represents the number of shares currently reserved for issuance pursuant to options reserved for award pursuant to the Stock Option Plan.
(5) Represents the number of shares currently reserved for issuance pursuant to options granted pursuant to the Incentive Plan.
(6) Represents the number of shares currently reserved for issuance pursuant to options reserved for award pursuant to the Incentive Plan.


         This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933 and 17 C.F.R. ss. 230.462.

PART I.

Items 1 and 2. Plan Information and Registrant Information and Employee Plan Annual Information

         This Registration Statement relates to the registration of (i) options to purchase up to 125,000 shares of Common Stock of Harris Financial, Inc. (the "Company") pursuant to the Harris Financial, Inc. 1999 Stock Option Plan for Outside Directors (the "Stock Option Plan"); (ii) 125,000 shares of Common Stock reserved for issuance and delivery upon the exercise of options under the Stock Option Plan; (iii) options to purchase up to 1,000,000 shares of Common Stock of Harris Financial, Inc. pursuant to the Harris Financial, Inc. 1999 Incentive Stock Option Plan (the "Incentive Plan"); and (iv) 1,000,000 shares of Common Stock reserved for issuance and delivery upon the exercise of options under the Incentive Plan. Documents containing the information required by Part I of the Registration Statement have been or will be sent or given to participants in the Stock Option Plan and the Incentive Plan, as appropriate, as specified by Securities Act Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "Commission" or "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 in reliance on Rule 428.

PART II.

Item 3.  Incorporation of Documents by Reference

         All documents filed by the Company pursuant to Sections 13(a) and (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and be part hereof from the date of filing of such documents. Any statement contained in this Registration Statement, or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         The following documents filed or to be filed with the Commission is incorporated by reference in this Registration Statement:

         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1998, filed with the Securities and Exchange Commission (the "SEC") on March 23, 1999, as amended and filed with the SEC on April 8, 1999.

         (b) All other reports filed by the Company pursuant to Section 13(a) and 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to above.

         (c) The Company's Proxy Statement relating to the Company's April 23, 1999 annual meeting of stockholders, filed with the SEC on March 18, 1998.

         (d) The description of the Common Stock contained in the Registration Statement on Form S-4 (Commission File No. 333-22415), originally filed by the Company with the SEC under the Securities Act of 1933 on February 26, 1997, as amended on March 17, 1997.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         None.

Item 6.  Indemnification of Directors and Officers

                  Article  VI  of  the  Registrant's   Bylaws  provide  for  the
following indemnification for Directors and Officers.

                  6.1 Third Party Actions. The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, provided that the Corporation shall not be liable for any amounts which may be due to any such person in connection with a settlement of any action or proceeding effected without its prior written consent or any action or proceeding initiated by any such person (other than an action or proceeding to enforce rights to indemnification hereunder).

                  6.2 Derivative and Corporate  Actions.  The Corporation  shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, provided that the Corporation shall not be liable for any amounts which may be due to any such person in connection with a settlement of any action or proceeding affected without its prior written consent. Indemnification shall not be made under this Section 6.2 in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the Corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the Corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

                  6.3 Mandatory Indemnification. To the extent that a representative of the Corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section
         6.1 or Section 6.2 or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                  6.4 Procedure for Effecting Indemnification. Unless ordered by a court, any indemnification under Section 6.1 or Section 6.2 shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because he has met the applicable standard of conduct set forth in those sections. The determination shall be made:

          (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

          (2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

          (3)  by the stockholders.

                  6.5 Advancing Expenses. Expenses (including attorneys' fees) incurred in defending any action or proceeding referred to in this
         Article VI shall be paid by the Corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VI or otherwise.

                  6.6 Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a representative of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against that liability under the provisions of this
         Article VI.

                  6.7 Modification. The duties of the Corporation to indemnify and to advance expenses to a director or officer provided in this
         Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI shall alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

Item 7.  Exemption From Registration Claimed.

         Not applicable.

Item 8.  List of Exhibits.

         The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8:

         5        Opinion  of  Luse   Lehman   Gorman   Pomerenk  &  Schick,   A
                  Professional Corporation as to the legality of the Common Stock registered hereby

         10.1 Harris Financial, Inc. 1999 Stock Option Plan for Outside Directors (Incorporated by reference to the Registrant's Proxy Statement filed with the SEC on March 18, 1998)

         10.2 Harris Financial, Inc. 1999 Incentive Stock Option Plan (Incorporated by reference to the Registrant's Proxy Statement filed with the SEC on March 18, 1998)

         23.1     Consent  of  Luse   Lehman   Gorman   Pomerenk  &  Schick,   A
                  Professional Corporation (contained in the opinion included as Exhibit 5)

         23.2     Consent of KPMG LLP

         23.2     Consent of Arthur Andersen LLP


Item 9.  Undertakings

         The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the Registration Statement not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the 1999 Stock Option Plan for Outside Directors and the 1999 Incentive Stock Option Plan; and

         4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  EXHIBIT INDEX


Exhibit Number                      Description

         5 Opinion of Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation as to the legality of the Common Stock registered hereby

         23.1              Consent of Luse Lehman Gorman Pomerenk & Schick,
                           A Professional Corporation (contained in the opinion included as Exhibit 5)

         23.2              Consent of KPMG LLP

         23.3              Consent of Arthur Andersen LLP

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harrisburg, State of Pennsylvania, on this 24th day of May, 1999.

                                        Harris Financial, Inc.


                                        By:      /s/ Charles C. Pearson, Jr.
                                        Charles C. Pearson, Jr., Chairman,
                                        President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.



By:/s/ Charles C. Pearson, Jr.                By:/s/ James L. Durrell
   Charles C. Pearson, Jr., Chairman,            James L. Durrell, Executive
   President and Chief Executive Officer         Vice President and Chief
   (Principal Executive Officer)                 Financial Officer
                                                 (Principal Financial Officer)

Date:     May 24, 1999                        Date:    May 24, 1999


By:/s/ Ernest P. Davis                        By:/s/ Jimmie C. George
   Ernest P. Davis, Director                     Jimmie C. George, Director

Date:    May 24, 1999                         Date:    May 24, 1999


By:/s/ Robert A. Houck                        By:/s/ Bruce S. Isaacman
   Robert A. Houck, Director                     Bruce S. Isaacman, Director

Date:    May 24, 1999                         Date:    May 24, 1999


By:                                           By:/s/ Robert E. Poole
  William E. McClure, Jr., Director              Robert E. Poole, Director

Date:                                         Date:    May 24, 1999


By:/s/ William A. Silverling                  By:/s/ Frank R. Sourbeer
   William A. Silverling, Director               Frank R. Sourbeer, Director

Date:    May 24, 1999                         Date:    May 24, 1999

By:/s/ Donald B. Springer
   Donald B. Springer, Director

Date:    May 24, 1999

              OPINION OF LUSE LEHMAN GORMAN POMERENK & SCHICK, P.C.

[LETTERHEAD OF LUSE LEHMAN GORMAN POMERENK & SCHICK]



May 26, 1999                                                      (202) 274-2000

Board of Directors
Harris Financial, Inc.
235 North Second Street
Harrisburg, Pennsylvania  17101

                  Re:      Harris Financial, Inc.
                           Registration Statement on Form S-8

Ladies and Gentlemen:

         You have requested the opinion of this firm as to certain matters in connection with the offer and sale of Harris Financial, Inc. (the "Company") common stock, par value $.01 per share (the "Common Stock"), pursuant to the Harris Financial, Inc. 1999 Stock Option Plan for Outside Directors and the 1999 Incentive Stock Option Plan (the "Plans"). We have reviewed the Company's Articles of Incorporation, Registration Statement on Form S-8 (the "Form S-8"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

         Based on the foregoing, we are of the following opinion:

         Upon the effectiveness of the Form S-8, the Common Stock, when sold in connection with the exercise of options granted pursuant to the Plans, will be legally issued, fully paid and non-assessable.

         This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and should not be used for any other purpose or relied upon by any other person without the prior written consent of this firm. We hereby consent to the use of this opinion in the Form S-8.
                                   Very truly yours,


                                   /s/  Luse   Lehman   Gorman Pomerenk & Schick
                                   LUSE LEHMAN GORMAN POMERENK & SCHICK
                                   A    Professional Corporation

                                  EXHIBIT 23.2

                               CONSENT OF KPMG LLP

                                  Exhibit 23.1

                         Consent of Independent Auditors



The Board of Directors
Harris Financial, Inc.

We consent to incorporation by reference in the Registration Statement on Form S-8 of Harris Financial, Inc. of our report dated January 21, 1997 relating to the consolidated statements of income, shareholders' equity and cash flows for the year ended December 31, 1996 which report appears in the December 31, 1998 annual report on Form 10-K of Harris Financial, Inc.

/s/ KPMG LLP

Harrisburg, PA
May 20, 1999

                         CONSENT OF ARTHUR ANDERSEN LLP

[LETTERHEAD OF ARTHUR ANDERSEN LLP]








CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated January 19, 1999 included in Harris Financial, Inc.'s Form 10-K for the year ended December 31, 1998.


/s/ Arthur Andersen LLP

Lancaster, Pa.,
 May 20, 1999